Exhibit 5.1

[Letterhead of Blank Rome LLP]

August 16, 2006

Iconix Brand Group, Inc.
1450 Broadway, 4th Floor
New York, New York 10018

Re:	Iconix/Mossimo Merger
Registration Statement on Form S-4

Gentlemen:

We have acted as counsel to Iconix Brand Group, Inc. (“Iconix”) in connection with Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed by Iconix under the Securities Act of 1933, as amended (the “Act”), relating to the issuance upon consummation of the merger of Mossimo, Inc., a Delaware corporation (“Mossimo”), with and into Moss Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Iconix (“Moss Acquisition”) (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of March 31, 2006 by and among Iconix, Moss Acquisition, Mossimo, and Mossimo Giannulli (the “Merger Agreement”), of (i) up to 3,608,433 shares (the “Initial Shares”) of common stock, par value of $.001 per share (the “Common Stock”), of Iconix, (ii) non-transferable contingent share rights (“Non-transferable Contingent Share Rights”) to acquire, after the first anniversary of the Merger, up to an additional 1,210,538 Shares of Common Stock (the “Additional Shares”) estimated to be issuable pursuant to the Merger Agreement if the Common Stock of Iconix does not reach a specified target price during a specified period following the Merger and (iii) the Additional Shares. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K. The Registration Statement also covers the resale of 2,333,101 of the Initial Shares by certain affiliates of Mossimo.

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	The Initial Shares and the Additional Shares, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

(2)
The Non-transferable Contingent Share Rights, when issued in the manner contemplated by the Registration Statement will be legally issued and will constitute valid and binding obligations of Iconix, enforceable against Iconix in accordance with its terms.

Our opinion in paragraph 2 above is subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws or equitable principles relating to or affecting creditors’ rights and remedies generally and general principles of equity on enforceability, regardless of whether considered in a proceeding at law or in equity.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP